Exhibit 23

Consent of Independent Registered Public Accounting Firm

Securities and Exchange Commission
Washington, D. C.

We hereby consent to the inclusion in this Annual Report on Form 10-K of our report dated March 9, 2007, on our audit of the consolidated financial statements of Citizens Financial Corp. as of December 31, 2006 and for the year then ended appearing in Part II, Item 8 of the 2005 Form 10-K of Citizens Financial Corp.

/s/ YOUNT, HYDE & BARBOUR P.C.

Winchester, Virginia
March 28, 2007